Pursuant to Rule 424(b)(3)
File No. 333-145200

SUPPLEMENT TO PROSPECTUS
DATED AUGUST 7, 2007

AMYLIN PHARMACEUTICALS, INC.

$575,000,000 3.00% CONVERTIBLE SENIOR NOTES DUE JUNE 15, 2014
AND 9,415,740 SHARES OF COMMON STOCK ISSUABLE
UPON CONVERSION OF THE NOTES

        The Prospectus, dated August 7, 2007, is hereby supplemented as follows to restate, in its entirety, the “Selling Securityholders” section on pages 55-58 of the Prospectus.

The date of this Prospectus Supplement is September 7, 2007.

SELLING SECURITYHOLDERS

We originally issued the notes to the initial purchasers in a private placement in June 2007. The notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. Selling securityholders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus or any applicable prospectus supplement.

The following table sets forth certain information concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information. This table only reflects information regarding selling securityholders who have provided us with such information. We expect that we will update this table as we receive more information from holders of the notes who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 16.3752 shares per $1,000 principal amount of notes. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The percentages of common stock beneficially owned and being offered are based on the number of shares of our common stock that were outstanding as of July 16, 2007. Because the selling securityholders may offer all or some portion of the notes or the shares of common stock issuable upon conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of July 16, 2007, we had $575,000,000 in principal amount of convertible senior notes due 2014 and 132,131,736 shares of common stock outstanding.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Except where disclosure is included in the table below regarding natural persons exercising voting and dispositive power over the notes held by selling securityholders, the selling securityholders have represented to us that they are a publicly-held entity, or a subsidiary thereof, or an investment company registered under the Investment Company Act of 1940, or a subsidiary thereof.

In addition, except as indicated in the table below, the selling securityholders have represented to us that they are not, nor are they affiliated with, a registered broker-dealer.

	Principal Amount of Notes Beneficially	Percentage	Shares of Common Stock Beneficially		Conversion Shares of Common	Common Stock Owned Upon Completion of the Offering
Name	Owned and Offered †	of Notes Outstanding	Owned Before the Offering(1)		Stock Offered	Number of Shares		Percentage
ACE Tempest Reinsurance Ltd.(2)	$1,155,000	*	—		18,913	—		*
ADI Alternative Investments(3)	6,000,000	1.0%	—		98,251	—		*
ADI Alternative Investments c/o Casam ADI CB Arbitrage(3)	2,750,000	*	—		45,032	—		*
ADI Alternative Investments c/o Kallista Master Fund(3)	5,750,000	1.0%	—		94,157	—		*
Advent Convertible Arb Master(4)	2,643,000	*	—		43,280	—		*
Alcon Laboratories(4)	404,000	*	—		6,616	—		*
Allstate Insurance Company(5)	4,000,000	*	43,668	(5)	65,501	43,668	(5)	*
Argent Classic Convertible Arbitrage Fund L.P.(6)	980,000	*	—		16,048	—		*
Argent Classic Convertible Arbitrage Fund Ltd.(6)	8,990,000	1.6%	—		147,213	—		*
Argent Classic Convertible Arbitrage Fund II, L.P.(6)	210,000	*	—		3,439	—		*
Argent LowLev Convertible Arbitrage Fund II LLC(6)	20,000	*	—		328	—		*
Argentum Multi-Strategy Fund 1 LP—Classic(6)	60,000	*	—		983	—		*
Argentum Multi-Strategy Fund Ltd-Classic(6)	290,000	*	—		4,749	—		*
Arlington County Employees Retirement System(2)	790,000	*	—		12,936	—		*
British Virgin Islands Social Security Board(4)	134,000	*	—		2,194	—		*
Chrysler Corporation Master Retirement Trust(2)	5,175,000	*	—		84,742	—		*
Citadel Equity Fund, Ltd.(7)	82,500,000	14.3%	—		1,350,954	—		*
City University of New York(4)	116,000	*	—		1,900	—		*
Class C Trading Company, Ltd.	620,000	*	—		10,153	—		*
CNH CA Master Account, L.P.(8)	5,000,000	*	—		81,876	—		*
Columbia Convertible Securities Fund	10,000,000	1.7%	144,743	(9)	163,752	144,743	(9)	*
Credit Suisse Securities (USA) LLC(10)	17,250,000	3.0%	—		282,472	—		*
Delaware Public Employees Retirement System(2)	2,920,000	*	—		47,816	—		*
Delta Air Lines Master Trust—CV(2)	760,000	*	—		12,445	—		*
Delta Pilots Disability & Survivorship Trust—CV(2)	615,000	*	—		10,071	—		*
Domestic & Foreign Missionary Society(4)	74,000	*	—		1,212	—		*
Elite Classic Convertible Arbitrage Ltd.(6)	710,000	*	—		11,626	—		*
F.M. Kirby Foundation, Inc.(2)	895,000	*	—		14,656	—		*
Goldman, Sachs & Co.(11)	9,990,000	1.7%	268,726	(11)	163,588	268,726	(11)	*
Grady Hospital Foundation(4)	111,000	*	—		1,818	—		*
H.F.A RVA Op Master Trust Fund(4)	60,000	*	—		983	—		*
HFR CA Global Select Master Trust Account(6)	500,000	*	—		8,188	—		*
HFR CA Op Master Trust Fund(4)	117,000	*	—		1,916	—		*
Highbridge Convertible Arbitrage Master Fund, LP(12)	14,400,000	2.5%	—		235,803	—		*
Highbridge International LLC(12)	68,100,000	11.8%	—		1,115,151	—		*
Institutional Benchmark Series LTD(4)	225,000	*	—		3,684	—		*

	Principal Amount of Notes Beneficially	Percentage	Shares of Common Stock Beneficially		Conversion Shares of Common	Common Stock Owned Upon Completion of the Offering
Name	Owned and Offered †	of Notes Outstanding	Owned Before the Offering(1)		Stock Offered	Number of Shares		Percentage
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC(13)	2,000,000	*	—		32,750	—		*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(2)	505,000	*	—		8,269	—		*
International Truck & Engine Corporation Retiree Health Benefit Trust(2)	300,000	*	—		4,913	—		*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(2)	275,000	*	—		4,503	—		*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(6)	200,000	*	—		3,275	—		*
Lyxor Master Trust Fund(4)	72,000	*	—		1,179	—		*
Microsoft Capital Group, L.P.(2)	520,000	*	—		8,515	—		*
National Railroad Retirement Investment Trust(2)	2,790,000	*	—		45,687	—		*
Occidental Petroleum Corporation(4)	273,000	*	—		4,470	—		*
OCM Convertible Trust(2)	1,640,000	*	—		26,855	—		*
OCM Global Convertible Securities Fund(2)	650,000	*	—		10,644	—		*
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC(14)	1,800,000	*	—		29,475	—		*
Partners Group Alternative Strategies PCC LTD(6)	650,000	*	—		10,644	—		*
Polygon Global Opportunities Master Fund(15)	3,000,000	*	—		49,126	—		*
Pro Mutual(4)	736,000	*	—		12,052	—		*
Quattro Fund Ltd.(16)	15,000,000	2.6%	—		245,628	—		*
Quattro Multistrategy Masterfund LP(16)	1,200,000	*	—		19,650	—		*
Qwest Occupational Health Trust(2)	355,000	*	—		5,813	—		*
Qwest Pension Trust(2)	2,170,000	*	—		35,534	—		*
RBC Capital Markets(17)	4,000,000	*	—		65,501	—		*
Sandelman Partners Multi-Strategy Master Fund LTD	85,000,000	14.8%	—		1,391,892	—		*
San Francisco City and County ERS(4)	1,152,000	*	—		18,864	—		*
Stark Master Fund Ltd.(18)	20,000,000	3.5%	—		327,504	—		*
The Northwestern Mutual Life Insurance Company – General Account(19)	10,200,000	1.8%	62,590	(19)	167,027	62,590	(19)	*
Thomas Weisel Partners, LLC(20)	6,500,000	1.1%	—		106,439	—		*
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.(2)	445,000	*	—		7,287	—		*
UnumProvident Corporation(2)	865,000	*	—		14,165	—		*
Vanguard Convertible Securities Fund, Inc.(2)	8,475,000	1.5%	—		138,780	—		*
Vicis Capital Master Fund(21)	15,000,000	2.6%	—		245,628	—		*
Virginia Retirement System(2)	5,200,000	*	—		85,151	—		*
Waterstone Market Neutral Mac51 Fund, Ltd.	12,359,000	2.1%	—		202,381	—		*
Waterstone Market Neutral Master Fund, Ltd.	23,391,000	4.1%	—		383,032	—		*
Wells Fargo & Company	5,000,000	*	—		81,876	—		*
Xavex Convertible Arbitrage 2 Fund(6)	160,000	*	—		2,620	—		*
Xavex Convertible Arbitrage 10 Fund(6)	1,270,000	*	—		20,797	—		*
Absolute Strategies Fund(22)	163,000	*	—		2,669	—		*
Absolute Strategies Fund, Forum Funds Trust(23)	700,000	*	—		11,462	—		*
Alexandra Global Master Fund Ltd.(24)	15,000,000	2.6%	—		245,628	—		*
American Express Funds – Convertible Bonds	100,000	*	—		1,637	—		*
BP Amoco PLC Master Trust(22)	1,945,000	*	—		31,849	—		*
CIBC World Markets Corp.(25)	2,000,000	*	—		32,750	—		*
Citigroup Global Markets Inc.(26)	2,600,000	*	36,389	(25)	42,575	36,389	(25)	*
Concordia Institutional Multi-Strategy Ltd	1,500,000	*	—		24,562	—		*
Concordia MAC29 Ltd	1,000,000	*	—		16,375	—		*
Concordia Partners LP	2,500,000	*	—		40,938	—		*
Credit Industriel Et Commercial(27)	4,000,000	*	—		65,500	—		*
Fore Convertible Master Fund, Ltd.(28)	9,000	*	3,202	(26)	147	3,202	(26)	*
Fore ERISA Fund Ltd.(29)	1,000	*	—		16	—		*
Froley Revy Alternative Strategies(30)	500,000	*	—		8,187	—		*
Investcorp Interlachen Multi-Strategy Master Fund Limited(31)	3,000,000	*	—		49,126	—		*
JP Morgan Securities Inc.(32)	41,500,000	7.2%	—		679,570	—		*
Lehman Brothers Inc.(33)	8,000,000	1.4%	—		131,001	—		*
Magnetar Capital Master Fund, Ltd(34)	15,000,000	2.6%	—		245,628	—		*
Mohican VCA Master Fund, Ltd.(35)	1,800,000	*	—		29,475	—		*
SSI Hedge Convertible Income Fund(22)	605,000	*	—		9,906	—		*
The Northwestern Mutual Life Insurance Company – Group
Annuity Separate Account(36)	300,000	*	14,555	(34)	4,913	14,555	(34)	*
United Technologies Corporation Master Retirement Trust(22)	684,000	*	—		11,200	—		*
Viacom Inc Pension Plan Master Trust(22)	103,000	*	—		1,686	—		*

                   †  We believe any excess of the total amount of registered sales by selling securityholders is the result of (i) sales by selling securityholders who previously registered their notes in unregistered offers and the subsequent registration by the purchaser thereof or (ii) registration by selling securityholders who had acquired their notes in a previously registered transaction.

                   *  Less than one percent

             (1)  Figures in this column do not include the shares of common stock issuable upon conversion of the notes listed in the column to the right.

             (2)  Oaktree Capital Management, L.P. is the investment manager of such selling securityholder and is the majority owner of OCM Investments, LLC, a registered broker-dealer. Such selling securityholder has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them. Oaktree Capital Management, L.P. has sole voting and dispositive power over the notes held by such selling securityholder. Lawrence Keele is a principal of Oaktree Capital Management, L.P. and is the portfolio manager for such selling security holder. Mr. Keele, Oaktree Capital Management, L.P. and all employees and members of Oaktree Capital Management L.P. disclaim beneficial ownership of the notes held by such selling securityholder, except for their pecuniary interest therein.

             (3)  Patrick Hobin, Makrem Boumlouka, Christophe Lepitre, Alain Reinhold and Erich Bonnet share voting and dispositive power over the notes held by the selling securityholder.

             (4)  Tracy Maitlano has sole voting and dispositive power over the notes held by the selling securityholder.

             (5)  Includes 43,668 shares of common stock issuable upon conversion of $1,500,000 aggregate principal amount of our 2.50% convertible senior notes due April 15, 2011 beneficially owned by Allstate Insurance Company. Allstate Insurance Company is an affiliate of a registered broker-dealer. Allstate Insurance Company has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

             (6)  Nathanial Brown and Robert Richardson share voting and dispositive power over the notes held by the selling securityholder.

             (7)  Citadel Equity Fund, Ltd. is an affiliate of Citadel Limited Partnership, a registered broker-dealer. Citadel Equity Fund, Ltd. has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them. Kenneth Griffin of Citadel Investment Group, LLC has sole voting and dispositive power over the notes held by Citadel Equity Fund, Ltd.

             (8)  Robert Krail, Mark Mitchell and Todd Pulvino of CNH Partners, LLC share voting and dispositive power over the notes held by CNH CA Master Account, L.P.

             (9)  Includes 144,743 shares of common stock issuable upon conversion of $4,972,000 aggregate principal amount of our 2.50% convertible senior notes due April 15, 2011 beneficially owned by Columbia Convertible Securities Fund.

        (10)  Credit Suisse Securities (USA) LLC is a registered broker-dealer. Credit Suisse Securities (USA) LLC has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (11)  Includes 146 shares of common stock issuable upon conversion of $5,000 aggregate principal amount of our 2.50% convertible senior notes due April 15, 2011 beneficially owned by Goldman, Sachs & Co. Goldman, Sachs & Co. is a registered broker-dealer. Goldman, Sachs & Co. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (12)  Glenn Dubin and Henry Swieca of Highbridge Capital Management, LLC share voting and dispositive power over the notes held by the selling securityholder.

        (13)  Gary Crowdel has sole voting and dispositive power over the notes held by Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC.

        (14)  Mark Rowe, Felix Haldner,  Michael Pitchet and Denis O’Malley share voting and dispositve power over the notes held by Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC.

        (15)  Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited, Polygon Investments Ltd., Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositve power over the notes held by Polygon Global Opportunities Master Fund.

        (16)  Andrew Kaplan, Brian Swain and Louis Napou share voting and dispositve power over the notes held by the selling securityholder.

        (17)  RBC Capital Markets is a registered broker-dealer. RBC Capital Markets has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (18)  Michael Roth and Brian Stark share voting and dispositive power over the notes held by Stark Master Fund LTD.

        (19)  Includes 62,590 shares of common stock issuable upon conversion of $2,150,000 aggregate principal amount of our 2.50% convertible senior notes due April 15, 2011 beneficially owned by the Northwestern Mutual Life Insurance Company - General Account. The Northwestern Mutual Life Insurance Company - General Account is an affiliate of Todd Securities, L.L.C., a registered broker-dealer. The Northwestern Mutual Life Insurance Company - General Account has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

        (20)  Thomas Weisel Partners, LLC is a registered broker-dealer. Thomas Weisel Partners, LLC has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (21)  Shad Stastney, John Succo and Sky Lucas of Vicis Capital, LLC share voting and dispositive power over the notes held by Vicis Capital Master Fund.

        (22)  George Douglas, Amy Jo Gottfurcht and John Gottfurcht share voting and dispositive power over the notes held by the selling securityholder.

        (23)  Eric Hage, as portfolio manager of Mohican Financial Management, LLC, has voting and dispositive power over the notes held by Absolute Strategies Fund, Forum Funds Trust.

        (24)  Mikhail Filimonov has voting and dispositive power over the notes held by Alexandra Global Master Fund Ltd.

        (25)  CIBC World Markets Corp. is a registered broker-dealer. CIBC World Markets Corp. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (26)  Includes 36,389 shares of common stock issuable upon conversion of $1,250,000 aggregate principal amount of our 2.50% convertible senior notes due April 15, 2011 beneficially owned by Citigroup Global Markets Inc. Citigroup Global Markets Inc. is a registered broker-dealer. Citigroup Global Markets Inc. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (27)   Jan DeConinck and David Weyland share voting and dispositive power over the notes held by the selling securityholder.

        (28)  Includes 3,202 shares of common stock issuable upon conversion of $110,000 aggregate principal amount of our 2.50% convertible senior notes due April 15, 2011 beneficially owned by Fore Convertible Master Fund, Ltd.

        (29)  Matthew Li has voting and dispositive power over the notes held by Fore ERISA Fund Ltd.

        (30)  Ann Houlihan has voting and dispositive power over the notes held by Froley Revy Alternative Strategies.

        (31)  Investcorp Investment Advisers Limited (IIAL), a manager of Investcorp Interlachen Multi-Strategy Master Fund Limited, and an SEC registered investment adviser, is under common control with N.A. Investcorp LLC (NAI), an NASD member broker-dealer who is not participating in the sale of the securities to the selling securityholders.  No disclosure is made with respect to related persons of IIAL or NAI.  A spouse of an employee of Interlachen Capital Group LP , the investment manager of Investcorp Interlachen Multi-Strategy Master Fund Limited, may be associated with an NASD member.  Investcorp Interlachen Multi-Strategy Master Fund Limited has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.  Interlachen Capital Group LP is the trading manager of Investcorp Interlachen Multi-Strategy Master Fund Limited and has voting and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited.  Andrew Fraley, in his role as Chief Investment Officer of Interlachen Capital Group LP, has voting and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited.  Andrew Fraley disclaims beneficial ownership of the securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited.

        (32)  JP Morgan Securities Inc. is a registered broker-dealer. JP Morgan Securities Inc. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (33)  Lehman Brothers Inc. is a registered broker-dealer. Lehman Brothers Inc. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (34)  Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd and consequently has voting control and investment discretion over securities held by Magnetar Capital Master Fund, Ltd.  Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Capital Master Fund, Ltd.  Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC.  As a result, Mr. Litowitz may be considered the beneficial owner of any securities deemed to be beneficially owned by Magnetar Financial LLC.  Mr. Litowitz disclaims beneficial ownership of these securities.

        (35)  Daniel Hage and Eric Hage share voting and dispositive power over the notes held by Mohican VCA Master Fund, Ltd.

        (36)  Includes 14,555 shares of common stock issuable upon conversion of $500,000 aggregate principal amount of our 2.50% convertible senior notes due April 15, 2011 beneficially owned by the Northwestern Mutual Life Insurance Company – Group Annuity Separate Account. The Northwestern Mutual Life Insurance Company – Group Annuity Separate Account is an affiliate of Todd Securities, L.L.C., a registered broker-dealer. The Northwestern Mutual Life Insurance Company – Group Annuity Separate Account has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.